Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of Delaware law and on the Certificate of Incorporation of the Company and bylaws that became effective upon consummation of the Company’s conversion to a BDC. This summary is not necessarily complete, and the Company refers investors to Delaware law and the Certificate of Incorporation and bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The Company is authorized to issue 250,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. There is currently no market for the Company’s Common Stock, and the Company can offer no assurances that a market for the Common Stock will develop in the future. There are no outstanding options or warrants to purchase the Company’s stock. No stock has been authorized for issuance under any equity compensation plans. Under the General Corporation Law of the State of Delaware (“DGCL”), Stockholders generally are not personally liable for the debts or obligations of the Company.

Common Stock

All shares of the Company’s Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s Common Stock if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Shares of the Company’s Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Certificate of Incorporation or bylaws, federal and state securities laws or by contract. In the event of the liquidation, dissolution or winding up of the Company, each share of the Company’s Common Stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s Common Stock is entitled to one vote on all matters submitted to a vote of Stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the Board to classify and reclassify any unissued shares of preferred stock into other classes or series of preferred stock. Prior to issuance of shares of each class or series, the Board is required by Delaware law and by the Company’s Certificate of Incorporation, as amended, to set the powers, preferences and relative, participation, optional and other special rights, and the qualifications, limitations or restrictions thereof, for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the Company’s Common Stock or otherwise be in their best interest. However, any issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to the Company’s Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately from the holders of Common Stock on a proposal to cease operations as a BDC. The Company believes that the availability for issuance of preferred stock will provide the Company with increased flexibility in structuring future financings and acquisitions. The Company does not currently intend to issue preferred stock. The issuance of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the Company’s Common Stock by making an investment in the Common Stock less attractive.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

The indemnification of the Company’s officers and directors is governed by Section 145 of the DGCL, the Certificate of Incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the Stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of Stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate of Incorporation provides for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended.

The bylaws provide that the Company’s directors will not be liable to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its Stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the registrant or its Stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

As a BDC, the Company is not permitted to and will not indemnify the Adviser, any of the Company’s executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement.

Organization and Duration

The Company was formed as Stone Point Capital Credit LLC, a Delaware limited liability company, on September 8, 2020. On December 1, 2020, in connection with its election to be regulated as a BDC, the Company changed its name and converted to Stone Point Credit Corporation, a Delaware corporation, and the member of Stone Point Capital Credit LLC became the sole stockholder of Stone Point Credit Corporation. The Company will remain in existence until dissolved in accordance with the Certificate of Incorporation and bylaws or pursuant to Delaware law.

Purpose

Under the Certificate of Incorporation, the Company may engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware. The activities of the Company will be limited to actions permitted for a BDC that operates as a RIC.

Delaware Anti-takeover Provisions

Delaware law contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. These measures may delay, defer, or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

In addition, the Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the Member becoming an Interested Member;
•

upon consummation of the transaction that resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the Shares of the Company outstanding at the time the transaction commenced; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at a meeting of the Members, by at least two-thirds of the outstanding voting Shares that are not owned by the Interested Member.

Our Limited Liability Company Agreement defines “business combination” to include the following:

•	any merger or consolidation involving the Company and Interested Member;
•

any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the Company’s assets or the aggregate market value of all the outstanding Shares involving an Interested Member;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any Shares to the Interested Member;
•

any transaction involving the Company that has the effect of increasing the proportionate share of the limited liability company interests of any class or series of the Company owned by the Interested Member; or

•	the receipt by the Interested Member of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

Number of Managers; Removal; Vacancies

The Certificate of Incorporation provides that the number of directors is set only by the Board in accordance with the bylaws. The bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, unless the bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which the Certificate of Incorporation does not), directors on a classified board such as the Board may be removed only for cause. Under the Certificate of Incorporation and bylaws, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of the Stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Action by Stockholders

The Certificate of Incorporation provides that Stockholder action can be taken only at an annual or special meeting of Stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a Stockholder proposal until the next annual meeting.

Amendment of the Certificate of Incorporation

The Company reserves the right to amend any provision contained in Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

Exclusive Forum

The Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the Stockholder at the Stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Conflict with the 1940 Act

The bylaws provide that, if and to the extent that any provision of the DGCL or any provision of the Certificate of Incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.